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                                                                      EXHIBIT 11


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-16615, of our reports dated July 11, 1997, relating to the Nuveen Flagship Multistate Trust IV, including Nuveen Flagship Kansas Municipal Bond Fund, Nuveen Flagship Kentucky Municipal Bond Fund, Nuveen Flagship Kentucky Limited Municipal Bond Fund, Nuveen Flagship Michigan Municipal Bond Fund, Nuveen Flagship Missouri Municipal Bond Fund, Nuveen Flagship Ohio Municipal Bond Fund, and Nuveen Flagship Wisconsin Municipal Bond Fund, included in the Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Public Accountants and Custodians" in such Registration Statement.



DELOITTE & TOUCHE LLP

Dayton, Ohio
September 19, 1997